                                                                    EXHIBIT 99.2

                          [BEC GROUP, INC. LETTERHEAD]


MARTIN E. FRANKLIN
CHAIRMAN OF THE BOARD

TO:      THE BOARD OF DIRECTORS OF ILC TECHNOLOGIES, INC.

Gentlemen:

BEC Group, Inc. is pleased to propose the merger of our respective companies through a pooling transaction that would result in ILC shareholders receiving two BEC Group shares of common stock for each ILC share. These shares would be registered, freely tradeable shares with no holding restrictions other than for "affiliates" in compliance with pooling rules.

Based upon yesterday's closing price of BEC Group, Inc. common stock of $7.50 per share, this provides a value of approximately $75 million for the equity of ILC Technologies. In addition, options of ILC management would be rolled into new BEC Group options to comply with pooling rules, with a further value of approximately $5 million based upon information received. Furthermore, BEC Group would be responsible for the costs of your legal and financial advisors estimated to be $1 million, and assume the $6 million of net debt existing in ILC. In total, the all-in enterprise value as paid by BEC Group is equivalent to approximately $86 million. The value of this transaction represents a significant premium to our first discussions, when ILC's stock was trading in the $9 to $10 range. It is our belief, that the stock's recent rise is as a direct result of various discussions initiated by ILC and the effect of an information memorandum having been widely circulated. Nevertheless, BEC Group believes the value enhancement opportunities for ILC shareholders are far greater than the short term $14 to $15 per share valuation derived today. This is due to the benefits of the combination that would be fully shared in the future as explained in this letter.

The detailed terms of our acquisition proposal are described in the attached draft contract that we suggest be the basis in forming a definitive agreement. The signing of a mutually satisfactory definitive agreement is a condition of this offer. We have compiled this offer based upon the assistance of Mr. Henry Baumgartner and his management team who have been extremely helpful in our due diligence process to date. In addition, our frequent contact with your financial advisor has helped us enhance our valuation.

For the Board's consideration, we wish to underscore the reasons we believe this proposal is clearly in the best interest of ILC shareholders as well as those of BEC Group.

First and foremost is the industrial logic of the combination. Together, our group would be the nation's leading manufacturer of specialty discharge lamps, with a product portfolio to rival major international competitors. ILC's leadership in ceramic lamps and fiber optic illuminators would be enhanced by our presence in that market. ORC's expertise in short-arc Xenon and Mercury Xenon would enhance efforts ILC has been making in that area. All told, following a combination our group would have technology, manufacturing capability and distribution for 14 of the 15 specialty discharge product types in the lighting industry. The combination market served would be over $400 million with our market share at 20%.

Synergies would arise in sales and marketing as ORC's expertise is in distribution and end user sales whereas ILC's come largely from OEM sales. This combination would maximize opportunities among OEM's, distributor and end users for the products manufactured by both companies.

For ILC shareholders there are numerous factors that we believe are critical in considering our proposal. First, liquidity. BEC Group is a New York Stock Exchange Company with one of the finest institutional shareholder lists of any company with a similar capitalization. The trading history of our common stock clearly indicates materially higher levels of liquidity for ILC's shareholders than currently exist.

Second, critical mass. With combined revenues of approximately $250 million, BEC Group will continue to attract top quality research and attention from Wall Street. In contrast, ILC has not had a published report written on it in five years. Furthermore, research following is critical for capitalizing on any progress made as a company; it is our belief that the credibility is not achievable for ILC in its current form as its prospects and ideas are largely identical to research published in reports dating back to 1991 when its market capitalization was equivalent to that of today.

Third, capital. As with the research element, the combination's critical mass and BEC Group's proven ability to raise various forms of debt and equity capital will give ILC access to substantial funds for growth at rates far more favorable than they have enjoyed in the past.

Fourth, management. BEC Group's management ranks from top to bottom are highly operations focused, and not financial engineers. BEC Group's Optical Technologies Group has enjoyed gains in sales and operating income of over 25% compounded in the past three years due to motivated and talented management that have executed plans based on clearly defined goals. We invite you to interview our managers to appreciate the positive impact BEC Group's philosophy and management expertise has had on accelerating the performance of these operations. Based on BEC Group's due diligence, we wish to convey our belief that there exists a great deal of frustration in ILC's management ranks, no clearly defined objectives, a lack of accountability, and results that annually miss forecasts. Despite these facts, we believe there is a very substantial pool of talented executives, who, properly directed and motivated, could substantially improve the company's prospects.

Finally, BEC Group sincerely believes the combination would be warmly received by shareholders and potential investors in both companies because the combination makes sense. BEC Group's credibility has been proved by its track record of building shareholder value over the long term by building and improving businesses. We believe the benefits would be substantial for ILC stockholders and superior to any other alternative.

We hope you will consider our proposal and contact us to explore its merits further.

Yours sincerely,


/s/ MARTIN E. FRANKLIN
Martin E. Franklin